UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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1st CENTENNIAL BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2008

TO THE SHAREHOLDERS OF 1ST CENTENNIAL BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of 1st Centennial Bancorp will be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Thursday, May 22, 2008, at 6:00 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Election of Directors. Electing the following ten persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

James R. Appleton	William A. McCalmon
Bruce J. Bartells	Patrick J. Meyer
Carole H. Beswick	Thomas E. Vessey
Larry Jacinto	Stanley C. Weisser
Ronald J. Jeffrey	Douglas F. Welebir

2. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote in favor of the election of the above nominees.

Only shareholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the Meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented at the Meeting. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. Please indicate on the proxy whether or not you expect to attend the annual meeting.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 18, 2008	By Order of the Board of Directors

/s/ Sally Flanders
Sally Flanders Secretary

1ST CENTENNIAL BANCORP

218 East State Street

Redlands, California 92373

(909) 798-3611

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2008

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of 1st Centennial Bancorp (“1st Centennial”) to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, at 6:00 p.m., on Thursday, May 22, 2008 and at any and all adjournments thereof.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 18, 2008.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect ten persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

2. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of 1st Centennial1 an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Board of Directors of 1st Centennial, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but officers, directors and employees of 1st Centennial may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in 1 st Centennial

[1]	As used throughout this Proxy Statement, the terms “1st Centennial,” “we,” “us” and “our” refer to 1st Centennial Bancorp and its subsidiaries unless the context indicates another meaning.

is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 4,878,145 shares of our common stock issued and outstanding on March 24, 2008, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of 1st Centennial as of the record date for the Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate’s or candidates’ name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The ten candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holder, in accordance with the recommendations of the Board of Directors. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention or otherwise) will not be counted in determining the number of votes cast for those persons. If any other matter should be submitted to the shareholders at the Meeting, a majority of votes cast would decide the outcome of such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of 1st Centennial as of March 24, 2008. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth below under “ELECTION OF DIRECTORS.”

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than eight nor more than thirteen until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at ten.

The first ten persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said ten nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information as of March 24, 2008 with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group:

Name, Address and Offices Held with 1st Centennial[2]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 24, 2008
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
James R. Appleton Director	Chancellor (formerly President), University of Redlands	71	2001 (2001)[6]	83,339	[7]	5,291	1.81%

Bruce J. Bartells Vice Chairman of the Board	Retired/ Part-Time Consultant[8]	63	1999 (1992)[6]	83,190	[7]	27,583	2.26%

Carole H. Beswick Director	President and Chief Executive Officer, Inland Action, Inc. (Non-Profit Corporation)[9]	66	2000 (1990)[6]	89,586	[7,10]	27,583	2.39%

Larry Jacinto Director	President, L.J. Construction, Inc., L.J. Farming, Inc., Pangahamo Materials, Inc., Mentone Enterprises, Inc., and L.J. Racing, Inc.	58	2000 (1998)[6]	213,285	[7,11]	5,291	4.48%

Ronald J. Jeffrey Director	Vice President Tri-City Acoustics, Inc.	64	2000 (1990)[6]	94,037	[7]	27,583	2.48%

[2]

All offices held apply to both 1st Centennial Bancorp and 1st Centennial Bank unless otherwise indicated. The business address of each of the executive officers and directors is 218 East State Street, Redlands, California 92373.

[3]

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[4]

Represents option shares which are vested or will vest within 60 days of March 24, 2008 pursuant to our 2001 Stock Incentive Plan. (See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “ – Compensation of Directors.”)

[5]

This percentage is based on the total number of shares of 1st Centennial’s common stock outstanding, plus the numbers of option shares for the applicable individual or group which are vested or will vest within 60 days of March 24, 2008 pursuant to our 2001 Stock Incentive Plan. (See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “ – Compensation of Directors.”)

[6]	Year first elected or appointed a director of 1st Centennial Bank.

[7]	Includes 2,166 shares of restricted stock (see “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Compensation of Directors”).

[8]

Mr. Bartells retired on December 31, 2007 from his position as Executive Vice President of Dekker, Ltd., a software development company in Ontario, California, which position he held since April 2005. Previously, he served as Chief Executive Officer and Chief Financial Officer of Wilden Pump & Engineering in Grand Terrace, California since 1995.

[9]

Mrs. Beswick has been President and Chief Executive Officer of Inland Action, Inc., a non-profit corporation located in San Bernardino, California which acts as a catalyst for the economic well-being and betterment of the Inland Empire of California, since January 2007. Previously, she was an owner of Paper Partners, Inc. in Redlands, California since 1989.

[10]	Includes 3,412 shares held by Mrs. Beswick as trustee for her adult son, as to which shares Mrs. Beswick has shared voting and investment power.

[11]	Includes 343 shares held by Mr. Jacinto as custodian for his grandson, as to which shares Mr. Jacinto has shared voting and investment power.

(Table and footnotes continued on following page.)

Name, Address and Offices Held with 1st Centennial[2]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 24, 2008
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
William A. McCalmon Director	President and Owner, RPM Insurance Services, Inc. (Registered Securities Principal of Associated Securities Corporation)	62	2000 (1990)[6]	79,949	7,[1][2]	18,874	2.02%

Patrick J. Meyer Chairman of the Board	Owner, Urban Environs (Land Planning Consultation)	56	1999 (1990)[6]	121,660	[7]	22,083	2.93%

Thomas E. Vessey President, Chief Executive Officer and Director	President and Chief Executive Officer, 1st Centennial Bancorp and 1st Centennial Bank[13]	68	2005 (2005)[6]	9,927	[14]	79,605	1.81%

Stanley C. Weisser Director	Retired (formerly Chief Executive Officer and Pharmacist, Network Pharmaceuticals)	66	2001 (2001)[6]	54,614	[7]	18,874	1.50%

Douglas F. Welebir Director	Attorney-at-Law, Welebir Tierney & Weck, APLC (formerly Welebir & McCune)	65	2000 (1990)[6]	103,408	7,[15]	27,583	2.67%

Beth Sanders Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, 1st Centennial Bancorp and 1st Centennial Bank [13]	56	n/a	53,074	[16]	87,741	2.84%

Suzanne Dondanville Executive Vice President and Chief Operating Officer, 1st Centennial Bank	Executive Vice President and Chief Operating Officer, 1st Centennial Bank [13]	45	n/a	7,086	[14]	58,789	1.33%

John P. Lang Executive Vice President and Chief Credit Officer, 1st Centennial Bank	Executive Vice President and Chief Credit Officer, 1st Centennial Bank [13]	61	n/a	—		13,500	0.28%

Directors and Executive Officers as a Group (13 persons)				993,155	[14,16]	420,380	26.68%

(Certain footnotes appear on previous page.)

[12]

Includes 7,150 shares held by Mr. McCalmon as a trustee for the trust of a deceased relative, and 950 shares held jointly with his mother; as to all of which shares he has shared voting and investment power.

[13]	For additional information concerning this individual’s principal occupation or employment, see the narrative discussion which follows this table.

[14]

Includes 1,607 and 1,821 shares allocated to the accounts of Mr. Vessey and Mrs. Dondanville, respectively, pursuant to 1st Centennial’s Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”), as to which shares these individuals have pass-through voting rights and investment power.

[1][5]

Includes 67,396 shares held by the Welebir & McCune Retirement Trust, of which Mr. Welebir is a co-trustee, as to which shares Mr. Welebir has shared voting and investment power, and 8,005 pledged shares.

[16]

Includes 928 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial’s Employee Stock Ownership Plan, and 1,158 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial’s 401(k) Plan; as to all of which shares Mrs. Sanders has pass-through voting rights and investment power.

The following provides additional information concerning the principal occupation or employment for each of the executive officers of 1st Centennial Bank and 1st Centennial Bancorp for the past five years:

Thomas E. Vessey has served as President and Chief Executive Officer of both 1st Centennial Bank and 1st Centennial Bancorp since October 2004. Previously he served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since March 2002. Mr. Vessey has also served as a director of both 1st Centennial Bank and 1st Centennial Bancorp since May 2005.

Beth Sanders has served as Executive Vice President and Chief Financial Officer of 1st Centennial Bancorp since it was formed in 1999. She has also been Chief Financial Officer of 1st Centennial Bank since its inception in 1990, and was promoted to Executive Vice President in 1997.

Suzanne Dondanville has been Executive Vice President and Chief Operating Officer of 1st Centennial Bank since January 2003. Previously, she served as Senior Vice President/Marketing and Strategic Development of 1st Centennial Bank since January 2001.

John P. Lang has served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since April 2005. Previously, he served as Director of Finance and Investments for Citizens Business Bank in Ontario, California from 2001 through 2005.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility. We are proud that we adopted the corporate governance requirements of Nasdaq when they were first implemented, even though our stock is not listed on Nasdaq and we are therefore not legally required to do so. We have also fully implemented all of the corporate governance requirements of the SEC.

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in 1st Centennial’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site at “www.1stcent.com” under the topic “Investor Information – Corporate Governance.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits 1st Centennial from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Personnel and Compensation, and Corporate Governance and Nomination Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by the Nasdaq rules.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2007, our Board of Directors held a total of twelve meetings. Each of our directors attended at least 75% of the aggregate of (1) the total number of such meetings, and (2) the total number of meetings held by all committees of the Board on which such director served during 2007.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for 1st Centennial and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All but two of our directors attended our annual meeting of shareholders in 2007.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board of Directors’ meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations concerning the nomination of directors for each year’s annual meeting, the Company’s Corporate Governance and Nomination Committee shall:

•

Evaluate the performance, attendance records of, and any loans or other transactions between 1st Centennial Bancorp or 1st Centennial Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection.

•

Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of 1st Centennial.

•	Consider the need to augment the Board for any specific purpose.

•	Review and consider any additional requests from outside parties to serve as directors.

•	If a new nominee is needed, determine the specific skills and experience desired in a new director.

•

In such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of 1st Centennial, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommended nomination.

In identifying and evaluating potential nominees, the Corporate Governance Committee shall consider recommendations from directors, officers and employees of 1st Centennial Bancorp and 1st Centennial Bank, as well as persons recommended by our shareholders, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Corporate Governance Committee shall be guided by the principle that each director should:

•	Be an individual of the highest ethical character and integrity.

•	Have substantial experience which is of particular relevance to 1st Centennial.

•	Have the ability and willingness to devote sufficient time to 1st Centennial’s affairs.

•	Have a meaningful financial stake in 1st Centennial so as to assure that every director’s interests are aligned with those of the shareholders.

•	Be knowledgeable about the business activities and market areas in which 1st Centennial and its subsidiaries engage.

•	Have an excellent personal and professional reputation in and commitment to one or more communities in which we do business.

•	Have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others.

•	Have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others.

•	Have no conflict of interest that would interfere with his or her performance as a director.

•	Have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

In considering the desirability of any particular candidate as a potential director, the Corporate Governance Committee shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of 1st Centennial. While the Corporate Governance Committee believes that every director should possess as many as possible of the above attributes, it has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Corporate Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of our existing directors and executive officers each year in connection with the preparation of our proxy materials, as the Corporate Governance Committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be director.

•	The number of shares of 1st Centennial’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing shareholder and the candidate.

•

A statement that the proposed candidate has agreed to furnish 1st Centennial all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

•	As to the shareholder giving the notice:

•	the name and address of the shareholder; and

•	the number of shares of 1st Centennial’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by 1st Centennial, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2009 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 19, 2008.

COMMITTEES OF THE BOARD

Audit Committee

General. Our Board of Directors has, among others, a standing Audit Committee, composed of directors Bartells (Chairman), Appleton, Jeffrey, McCalmon, Meyer and Welebir, each of whom is an independent director as defined by the rules of Nasdaq. No member of the Audit Committee, other than in his capacity as a member of the Board of Directors or the Audit Committee, may accept any consulting, advisory or other compensatory fee from 1st Centennial. Each Audit Committee member also meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. The Board of Directors has determined that Bruce J. Bartells, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under the SEC’s rules.

The purpose of the Audit Committee is to meet with our outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect our directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select our independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all of our records. The Audit Committee reviews the scope of external and internal audits, and meets monthly, or as needed, to review and assess the results of examinations of all applicable regulatory agencies and of our independent accountants. The Committee then reports any significant findings to the Board. Prior to the public release of annual and quarterly financial information, the Committee discusses with management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. The Audit Committee also reviews our financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability. Finally, the Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code. During the fiscal year ended December 31, 2007, the Audit Committee held a total of 16 meetings.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our website, www.1stcent.com, under the topic “Investor Information - Corporate Governance.”

Audit Committee Report. Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2007. The committee has discussed with our independent auditors, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and from 1st Centennial. In considering the independence of our independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 24 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of 1st Centennial’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of 1st Centennial’s internal control over financial reporting.

In reliance on the review and discussions described above, the Committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by: Bruce J. Bartells, Chairman
James R. Appleton	William A. McCalmon
Ronald J. Jeffrey	Patrick J. Meyer
Douglas F. Welebir

Personnel and Compensation Committee

General. Our Board of Directors has a Personnel and Compensation Committee (the “Compensation Committee”), of which directors Appleton (Chairman), Beswick, Meyer, Weisser and Welebir are members. The Compensation Committee met six times during 2007. All of the members of the Compensation Committee are “independent” under the Nasdaq rules. The primary functions of this committee are to (i) establish compensation plans designed to further the goals and objectives of the Committee as in effect from time to time, including non-equity incentive plans designed to align pay with performance and reward our executive officers for meeting established financial and performance goals; (ii) evaluate the performance of our Chief Executive Officer (“CEO”) in light of our goals and objectives, and set the CEO’s compensation levels and components based on this evaluation; (iii) based in part on the recommendations of the CEO, annually evaluate the performance of our other executive officers and determine their compensation in a similar manner as that of the CEO; (iv) consider and make recommendations to the Board of Directors concerning 1st Centennial’s equity-based compensation plans; (v) administer and implement such plans, including, but not limited to approving option grants and restricted stock or other awards to our Named Executive Officers (as defined on page 17 below); (vi) assess the desirability of, and make recommendations to the Board with respect to, any proposed new equity-based compensation plans, or increases in shares reserved under existing equity plans; (vii) review and approve any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (viii) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement, (ix) have the ultimate responsibility for determining matters of interpretation with respect to the non-audit or accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; and (x) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval.

Compensation Committee Charter. The Board of Directors has adopted a Personnel and Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our website, www.1stcent.com, under the topic “Investor Information - Corporate Governance.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2007. None of these individuals has ever been an officer or employee of 1st Centennial or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

Submitted by the Compensation Committee of 1st Centennial’s Board of Directors.

James R. Appleton, Chairman
Carole H. Beswick	Stanley C. Weisser
Patrick J. Meyer	Douglas F. Welebir

Corporate Governance and Nomination Committee

General. 1st Centennial has a standing Corporate Governance and Nomination Committee (the “Corporate Governance Committee”) of which directors Weisser (Chairman), Appleton, Beswick, Jacinto, Jeffrey, McCalmon and Meyer are members. The Corporate Governance Committee met once during 2007. All of the members of the Corporate Governance Committee are “independent” directors under the Nasdaq rules. We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Corporate Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Corporate Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Corporate Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Committee Charter. The Board of Directors has adopted a Corporate Governance and Nomination Committee charter, which outlines the purpose of the Corporate Governance Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our website, www.1stcent.com, under the topic “Investor Information – Corporate Governance.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to 1st Centennial during and with respect to its 2007 fiscal year, no director, executive officer or beneficial owner of 10% or more of our common stock failed to file, on a timely basis, reports required during or with respect to 2007 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. Jacinto, who inadvertently failed to timely file one report on Form 4 with respect to one small purchase; and Mr. Jeffrey, who inadvertently failed to file two reports on Form 4 concerning two small purchases.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee’s primary objective is to attract and retain highly qualified executives who are motivated to achieve our objectives, which include maximizing both long-and short-term shareholder value. Key elements of this philosophy include:

•	Establishing compensation plans that deliver pay commensurate with 1st Centennial’s performance, as measured by operating, financial and strategic objectives;

•	Providing equity-based incentives for our Named Executive Officers to ensure that they are motivated over the long term as owners, rather than just as employees;

•	Providing short-term and long-term compensation that rewards our Named Executive Officers meeting certain financial and performance goals;

•

Providing total cash compensation, including base salaries and incentives for our Named Executive Officers, targeted at approximately the 75th percentile of comparable California commercial banks and bank holding companies. For the Named Executive Officers to receive this level of cash compensation, 1st Centennial must achieve financial performance at a similarly high level; and

•

Addressing internal pay equity considerations, so that the compensation of the Chief Executive Officer (the “CEO”) is fair and reasonable in relation to that of the other Named Executive Officers, and the compensation of the other Named Executive Officers is as nearly equal as possible, should individual performance warrant it, reflecting the Committee’s belief that, absent unusual circumstances, each of the other Named Executive Officers contributes equally to 1st Centennial.

Components of executive compensation include base salaries, annual incentive bonuses, stock options and salary continuation agreements (executive retirement plans). During 2007, the Compensation Committee reviewed and approved the total compensation package of each Named Executive Officer.

Process for Making Compensation Decisions

Roles of the Compensation Committee and the Compensation Consultant. The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with 1st Centennial’s compensation philosophy and the goals of 1st Centennial Bank (the “Bank”) as they pertain to the Named Executive Officers. The Committee has the authority to engage consultants as necessary and to request other information as needed to fairly measure, monitor and control the overall compensation of the Named Executive Officers. For 2007, the Committee again engaged JLR Associates, Management Consultants (“JLR”), an Irvine, California-based consulting firm specializing in compensation program design and evaluation for the financial services industry, to assist in establishing targeted aggregate levels and components of executive compensation. JLR performed studies of compensation for executive-level management at comparable peer group financial institutions to assist the Committee in evaluating and determining appropriate market-level compensation. Similar studies were done for 2008. JLR also provided the Committee with industry-specific, but not company-specific, data to assist in establishing total compensation for our Named Executive Officers. This data included results from the compensation surveys conducted by the California Bankers Association and the California Department of Financial Institutions for banking institutions similar in size to 1st Centennial. The results of the JLR studies provided the Committee with the starting point for the analysis of compensation for our Named Executive Officers for 2007.

Based on information in the studies, advice from JLR, recommendations of the CEO (in the case of the other Named Executive Officers), and independent analysis performed by the Committee, the Committee established compensation levels for the Named Executive Officers, including the parameters for base salaries, stock options, executive retirement plans, and cash incentive programs that were appropriate for the Named Executive Officers and in alignment with our compensation philosophy. The specific factors considered are discussed in detail under “Measures of Achieving Performance Objectives” and “Elements of Executive Cash Compensation.”

In establishing compensation levels and components for the Named Executive Officers, the Compensation Committee also evaluates the performance of the CEO, and considers the CEO’s performance evaluations of the other Named Executive Officers, on an annual basis. In its evaluation, the Committee considers, among other things, (i) the Bank’s financial performance, including return on equity (“ROE”) and return on assets; (ii) the individual’s contribution to meeting 1st Centennial’s overall goals; (iii) the individual’s performance of job responsibilities and achievement of individual and/or departmental objectives; and (iv) his or her management and leadership skills, including effective communication, problem solving, business development and community involvement.

Role of the Chief Executive Officer. Each year, the CEO reviews the performance of each Named Executive Officer, other than himself. As part of each annual performance evaluation, he considers, among other things, the same general performance and skills criteria listed in the preceding paragraph, which the Committee considers in evaluating the performance of the CEO and considering his performance reviews of the other Named Executive Officers. Based on this evaluation, the CEO determines recommendations for each such officer for salary adjustments, including merit increases, and annual incentive award amounts, and submits such recommendations to the Compensation Committee for its approval. The Compensation Committee then reviews the CEO’s recommendations based on the incentive program and can modify a recommended amount in its discretion. The CEO is not a member of the Compensation Committee, but is invited to attend meetings of the Committee as necessary to provide requested input and recommendations on compensation for the other Named Executive Officers.

Measures of Achieving Performance Objectives

Base Salaries and Targeted Overall Compensation. As discussed above under “Roles of the Compensation Committee and the Compensation Consultant,” the Committee again engaged JLR in 2007 to assist in establishing targeted levels and components of compensation for the Named Executive Officers. JLR performed a study of compensation for executive-level management at a peer group of financial institutions to assist the Committee in evaluating and determining appropriate market-level compensation and performance measures. Base salary levels were established based on comparisons to this peer group of 20 publicly traded California banks and bank holding companies for which compensation data for executives is available, which were of relatively similar asset size to the Bank’s anticipated size at the end of 2007 (the “Compensation Peer Group”).17 Information from the aforementioned surveys was also used. Targeted overall compensation levels were also established in relation to the Compensation Peer Group, subject to both the Bank and the individual meeting various performance criteria. An important element of determining the actual bonus amounts was the Bank’s performance with respect to a different selected peer group matched more precisely to the Bank with respect to asset size and geographic location. The peer group used for the performance comparison consisted of 20 community banks located in the Southern California counties of San Bernardino, Riverside, Los Angeles, Orange, San Diego, Ventura, and Santa Barbara, including ten larger and ten smaller than the Bank, in each case the ten closest to the Bank’s asset size (the “Performance Peer Group”18), based on the Bank’s asset size as of September 2006. The Performance Peer Group is subject to modification quarterly due to mergers or other changes affecting banks in the peer comparison, and the Compensation Peer Group is adjusted or selected annually.

The JLR study for base salary and targeted overall compensation purposes covered in detail those individuals for whom compensation information is publicly disclosed. As a result, this study included only up to the five most highly compensated officers at each company. Generally, this correlates to the CEO and the individuals who are executive vice presidents or the equivalent. JLR also provided the Committee with industry-specific, but not company-specific, data to assist in establishing total compensation, including incentive compensation, for our Named Executive Officers. Based on information in the study, advice from JLR, recommendations of the CEO (in the case of the other Named Executive Officers), independent analysis performed by the Committee, and the desire of the Committee to compensate its Named Executive Officers at approximately the 50th percentile for base salaries, and at the targeted 75% percentile for overall cash compensation, should performance warrant it, the Committee established compensation levels for executive management. This analysis resulted in an increase to the Named Executive Officers’ base salaries, as well as an increase in incentive potential to establish a measured plan for the incentive bonus potential for these same positions.

For purposes of determining incentive compensation for 2007, the Bank’s performance was compared to the results of the Performance Peer Group for the twelve month period ending September 30, 2007. For 2007, the Bank had to reach a minimum earnings goal, and an ROE goal of at least the 50th percentile of the peer group, for the Named Executive Officers to be eligible for any incentive. The “target” goal was performance at the 75th percentile. The Bank’s actual ROE for the twelve month period ended September 30, 2007 was 16.83%, in the 94th percentile of the Performance Peer Group.

[17]

The Compensation Peer Group consisted of the following 20 banks or bank holding companies located in California: Community Bancorp, Escondido; Temecula Valley Bancorp, Temecula; Bank of Marin Bancorp, Novato; FirstPac Trust Bancorp, Chula Vista; Pacific Premier Bancorp, Costa Mesa; First Northern Community Bancorp, Dixon; Southwest Community Bancorp, Carlsbad; Alliance Bancshares, Culver City; United Security Bancshares, Fresno; American River Bancshares, Sacramento; North Bay Bancorp, Napa; FNB Bancorp, South San Francisco; BWC Financial Corp, Walnut Creek; Desert Community Bank, Victorville; Bank of Commerce Holdings; Redding; Community Valley Bancorp, Chico; Heritage Oaks Bancorp, Paso Robles; Central Valley Community Bancorp, Clovis; Plumas Bancorp, Quincy; FCB Bancorp, Camarillo; and Epic Bancorp, San Rafael.

[18]

The Performance Peer Group consisted of the following 20 community banks located in southern California: Preferred Bank, Los Angeles; Temecula Valley Bank, Temecula; Affinity Bank, Ventura; Pacific Mercantile Bank, Costa Mesa; Alliance Bank, Culver City; Pacific Premier Bank, Costa Mesa; Torrey Pines Bank, San Diego; Saehan Bank, Los Angeles; American Business Bank, Los Angeles; First California Bank, Camarillo; Community West Bank, Goleta; First Private Bank & Trust, Granada Hills; American Security Bank, Upland; Mirae Bank, Los Angeles; First Commercial Bank, Alhambra; TomatoBank, Diamond Bar; Pacific City Bank, Los Angeles; Community Commerce Bank, Los Angeles; and Premier Commercial Bank, Anaheim.

Assessment of Company and Individual Performance. As discussed above under “Process for Making Compensation Decisions,” the Committee uses both company and individual performance measures in establishing compensation for the Named Executive Officers. The Committee measures the Bank’s performance with reference to the performance of the Performance Peer Group, and for the 2007 comparison period the Bank performed in the 94th percentile of that peer group. The Committee also measures individual performance with reference to the various measures discussed above in that same section. For 2007, all of the Named Executive Officers slightly exceeded their overall target performance criteria. The details of how these evaluations translated into specific compensation amounts is described below under “Elements of Executive Cash Compensation.”

Elements of Executive Cash Compensation

Base Salaries. The Committee determines executive base salaries by evaluating both the most recent comparative peer data and the individuals’ roles and responsibilities. The compensation consultant compared base salaries for our Named Executive Officers with available industry data using surveys and data from the Compensation Peer Group defined above. The consultant examined material and data provided by the Bank, and then interviewed the Chairman of the Board, the Compensation Committee, and the CEO to determine if there were any changes in 1st Centennial’s compensation philosophy since the previous year. The consultant then reviewed industry data provided in surveys, in FDIC Call Reports, and in SEC reporting documents.

After a thorough review of data, including an analysis that related base salaries to asset size, the consultant’s observations and recommendations were as follows:

•

Because the CEO’s base salary of $235,000 in 2006 was 15% below market based on the projected growth of the Bank in 2007, the consultant recommended a 17% increase in 2007 to $275,000, an amount that was projected to approximate the 50th percentile of the Compensation Peer Group.

•

Because the other Named Executive Officers’ base salaries of $145,000 were 6% to 12% below market based on the projected growth of the Bank in 2007, the consultant recommended that base salaries be increased to $165,000, approximating the projected median for 2007 for the Compensation Peer Group for the Chief Financial Officer. This figure was used for all of the Named Executive Officers other than the CEO to maintain internal pay equity, as discussed further below.

The base salary for the CEO was set at the average of the Compensation Peer Group median and survey medians. The base salaries for the other Named Executive Officers were all set at the average of the Compensation Peer Group median and survey medians for Chief Financial Officers. The rationale for paying each of the other Named Executive Officers equal base salary is based on the opinion that each contributes equally to 1st  Centennial. While they have different roles, areas of responsibilities, and goals, the CEO and the Compensation Committee consider their value to be substantially equal, subject to variations in incentive compensation based on individual performance as discussed below. This practice has been in place for the past four years. The compensation consultant has concurred with this rationale. The Committee felt that the average figure described above for the Chief Financial Officer position was representative, and used this same figure for the base salary of all of the Named Executive Officers other than the CEO.

In setting the base salary for the CEO, the Committee also considered (i) his leadership in setting high standards for financial performance and motivating his management colleagues; (ii) his involvement in community affairs; and (iii) the Board’s and the Committee’s satisfaction with 1st Centennial’s management and financial performance. The Committee also considered the relationship between the base salary of the CEO and those of the other Named Executive Officers, and determined that the relationship was fair and reasonable, with base salaries of the other Named Executive Officers being approximately 60% of that of the CEO. The base salaries of other Named Executive Officers were determined based upon the study provided by JLR and the analysis performed by the Committee relative to targeted overall compensation, as well as each executive’s experience and contribution to 1st Centennial’s mission, culture, and goals.

Annual Incentive Bonuses. Beginning in late 2005, the Board of Directors decided to move away from the use of discretionary bonuses that were not carefully articulated to objective measures, and instead implemented the formal incentive plan outlined above to provide annual cash rewards to the four Named Executive Officers based on specific company, peer, and individual performance criteria. The methodology was fully implemented in 2007, and with minor modifications, this plan is again in place for 2008.

The Committee’s practice is to award incentive cash bonuses to the Named Executive Officers based upon performance objectives established in the beginning of the year. These corporate objectives include the Bank’s net income and ROE, as compared to those of the Performance Peer Group. Additionally, in cooperation with the CEO, each of the other Named Executive Officers sets approximately five personal and/or corporate performance goals for the year. For each goal, a minimum, target, and maximum level of performance is established. The Named Executive Officer and the CEO agree on a weighting factor for each goal. The degree to which an individual achieves his or her personal goals significantly affects the incentive amount received, but the Committee has the discretion to adjust any individual’s incentive bonus given unforeseen circumstances. For 2007, these goals included, among others, and as appropriate to each individual’s job responsibilities, launching specific products within a certain timeline, loan/deposit growth goals, percentage increase in non-interest income, percentage improvement of non-performing assets, maintaining risk-based capital levels, FDIC ratings, and controlling non-interest expense to a specific level. The goals are carefully established to provide a challenge to the Named Executive Officers while at the same time being realistically achievable. The Committee (with the assistance of the CEO) also sets similar personal and/or corporate performance goals for the CEO. In the case of the CEO, those goals include revenue and deposit growth, FDIC ratings, and controlling non-interest expense to a specific level.

The Committee established the target bonus amounts of approximately 60% of base salary for the CEO and 40% of base salary for the other Named Executive Officers, subject to adjustment based on these three weighted performance measures. These percentages are based on base salaries in effect at the beginning of the fiscal year, which are generally adjusted on December 1 of each year. The specific threshold, target and maximum amounts payable to the Named Executive Officers under the incentive plan are set forth in the Grants of Plan-Based Awards table in “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards.” Again, the Committee also considered the relationship between the incentive compensation for the CEO compared to that of the other Named Executive Officers, and determined that the relationship was fair and reasonable.

The Committee, based on its own review in the case of the CEO, and on the recommendations of the CEO in the case of the other Named Executive Officers, determined in January that all of the Named Executive Officers slightly exceeded their benchmarks for 2007, after reviewing the relevant three weighted performance measures, namely, profit, ROE, and individual performance assessments. The specific calculation results for 2007 indicated bonus payout levels for each of the Named Executive Officers other than the CEO ranging from $69,613 to $72,022. Notwithstanding the small variances, the Committee approved increasing each to $75,000, which was the same amount awarded the previous year on a discretionary basis. The Committee took this action in recognition of outstanding individual performances, consistent with its general philosophy of equal value described above with respect to base salaries, and in view of the minor nature of the variances for 2007. Overall, the CEO’s individual goals were also slightly exceeded, and the Committee awarded a bonus of $177,073, which was slightly above his target amount based on the performance criteria discussed above. The bonus amounts awarded represented approximately 64% of base salary for the CEO and 42% of base salary for the other Named Executive Officers.

The incentive bonuses are computed in December based on the Bank’s performance and comparative Performance Peer Group performance for four quarters ending in September, and are paid in January, following the audit of 1st Centennial’s financial statements by 1st Centennial’s independent registered public accounting firm, Hutchinson and Bloodgood LLP. The earnings target and corporate performance goals are based on confidential information and are competitively sensitive to 1st Centennial and the Bank, as they are derived from our internal projections and strategic business plan.

KSOP and Plan Matching Contributions. Participation in the Bank’s qualified KSOP Plan with 401(k) Provisions is voluntary, and the Named Executive Officers are able to supplement their retirement benefits by means of the employer match under this plan. The Bank matches 50% of every dollar saved up to the statutory maximum limits for all employees. The payments are made after year-end and only if the individual was still employed at year-end. The Committee also considers this match as one element when setting other compensation.

Equity Incentives and Stock Ownership

Consistent with our long-term incentive strategy, the Compensation Committee or the Board may grant, from time to time, incentive or non-qualified stock options to our Named Executive Officers under our 2001 Stock Incentive Plan, as amended (the “Plan”). The Committee is also authorized under the Plan to grant restricted stock awards or other forms of equity compensation to the Named Executive Officers, but thus far has granted only stock options to them. The Committee believes that granting options is the most appropriate form of long-term compensation for these individuals, as this practice not only provides them with equity interests in 1st Centennial to align their interests with those of our shareholders, but also provides a substantial incentive for them to remain with 1st Centennial. With respect to timing, the Committee considers annual stock option grants to the Named Executive Officers, and beginning in 2006 has granted options in either November or February of each year, following the release of earnings information to shareholders. Options may not be granted if any material nonpublic information is available to the Committee at the time of grant. In determining the number of stock options to be granted, the Committee takes into account each Named Executive Officer’s position, scope of responsibility, and ability to impact profits and shareholder value. In addition, the Committee considers such individual’s overall compensation as compared to the Compensation Peer Group in determining whether to augment that year’s compensation with stock options.

Based on its evaluation of these factors and other compensation paid to each of the Named Executive Officers in 2007, the Committee granted stock options covering 5,000 shares each to all of the Named Executive Officers in November 2007. The Named Executive Officers did not receive stock options for 2006 primarily as a result of the analysis conducted by JLR comparing total grants for similar positions in the peer group used in 2006. The options granted in early 2006 were intended for 2005, and would have been awarded in December 2005 but were delayed until the release of 1st Centennial’s 2005 earnings, as the current practice of considering options only in November or February had not yet been implemented. All options granted to the Named Executive Officers have five-year vesting periods. The exercise price per share is equal to 100% of the market price per share on the date of grant, as determined by the closing price of 1st Centennial’s stock quoted that day on the OTCBB. The specific terms of each stock option are determined in the discretion of the Board of Directors or the Committee, subject to specific limitations and requirements set forth in the Plan. We do not have specific requirements for our executives to hold certain levels of stock ownership. Additional details concerning the Plan and options granted during 2007 to and held at December 31, 2007 by the Named Executive Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan Based Awards” and “ – Outstanding Equity Awards at Fiscal Year End.”

Employment Agreements

1st Centennial has entered into employment agreements with two of its Named Executive Officers, Mrs. Sanders and Mrs. Dondanville. The agreements are for terms of three years beginning December 1, 2004, and provide for specified base compensation for the first year of the term. Annual increases thereafter, as well as bonuses, are made in the discretion of the Board of Directors or pursuant to the incentive plan discussed above. Both employment agreements provide for certain lump sum severance payments in the event of actual or constructive termination within a specified period following a “change in control,” as defined in the agreements, as well as severance provisions in the event of termination without cause. The material terms of these agreements are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Employment Agreements.” Mr. Vessey and Chief Credit Officer Lang did not ask for Employment Agreements and 1st Centennial did not offer them.

Salary Continuation Agreements

We have also entered into salary continuation agreements with all four of our Named Executive Officers, in order to provide them with (i) supplemental income upon retirement; (ii) an additional incentive to remain with us in order to receive their full retirement benefits; and (iii) a compensation package which is competitive in the marketplace. We have purchased single premium life insurance policies which name 1st Centennial as beneficiary, in part to provide tax advantaged income to offset the cost of accruing for the benefits under the agreements. The proceeds or cash surrender value of the policies will ultimately reimburse us for our original investments in the policies, as well as for payments we make under the salary continuation agreements. The material terms of the salary continuation agreements for each of the Named Executive Officers are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation Agreements.” The salary continuation agreements, two of which have been in effect since 2001 and the other two since 2006, are another element the Committee considers when setting other compensation.

Perquisites

Annually, the Committee reviews the perquisites that the Named Executive Officers receive. The Committee encourages membership in a golf or social club to provide an appropriate forum to meet with and/or entertain existing and prospective clients. Of the Named Executive Officers, only the CEO holds a social membership at Redlands Country Club. In addition to club fees and dues, the Named Executive Officers are provided with Company-owned vehicles. The individual is responsible for costs associated with personal usage of the vehicle. Certain business-related costs, such as business meals or travel and related costs to and from banking conferences, are reimbursed to executives. 1st Centennial’s Audit Committee Chairman reviews these reimbursements on a quarterly basis.

Conclusion

The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe our executive compensation policies and programs serve the best interests of 1st Centennial and our shareholders effectively. The various pay vehicles offered are balanced to provide motivation for our Named Executive Officers to contribute to our overall future success, thereby enhancing 1st Centennial’s value for the benefit of all of our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our only other executive officers who served during 2007 whose total compensation for the fiscal year ended December 31, 2007, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary[1][9]	Bonus[2][0]		Non-Equity Incentive Plan Compensation[20]	Option Awards[2][1]	Changes in Pension Value and Non-Qualified Deferred Compensation on Earnings[2][2]	All Other Compensation[2][3]	Total
Thomas E. Vessey President and Chief Executive Officer	2007 2006	$277,083 238,333	$	— 164,500	$177,073 —	$47,577 94,557	$192,364 160,303	$11,346 11,046	$705,443 668,739

Beth Sanders Executive Vice President and Chief Financial Officer	2007 2006	166,250 146,109		2,977 75,000	72,023 —	26,113 33,931	50,904 45,143	11,707 11,054	329,974 311,237

Suzanne Dondanville Executive Vice President and Chief Operating Officer	2007 2006	166,250 146,109		3,769 75,000	71,231 —	26,313 53,858	20,282 68,206	8,957 1,057	296,802 344,230

John P. Lang Executive Vice President and Chief Credit Officer	2007 2006	166,250 146,109		5,386 75,000	69,614 —	14,920 36,879	91,896 18,080	1,202 5,854	349,268 281,922

[1][9]

Includes portions of these individuals’ salaries which were deferred pursuant to 1st Centennial’s Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”). The KSOP permits all participants to contribute a portion of their annual compensation on a pre tax basis (subject to a statutory maximum), which contributions vest immediately when made. Our policy is to match 50% of employee contributions up to a statutory maximum, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment. The payments are made after year-end and only if the individual was still employed at year-end.

[2][0]

As discussed in the Compensation Discussion and Analysis, the Compensation Committee uses certain performance targets as a guide in making its determinations regarding annual bonuses for the Named Executive Officers. For 2006, inasmuch as the methodology had not been finalized, all bonus amounts paid for 2006 were ultimately determined on a discretionary basis. For 2007, the bonus amounts reflecting attainment of the targets are included in the “Non-Equity Incentive Plan Compensation” column and the additional discretionary amounts are included in the “Bonus” column.

[2][1]

Reflects the amount expensed under FAS 123R for the fiscal year concerning options granted in 2006 and 2007 and in prior years. The assumptions used in valuing these option awards are detailed in Note 1 to the consolidated financial statements contained in our Annual Report to Shareholders for 2007.

[2][2]

Represents the salary continuation plan accruals, i.e., the total change from the end of the previous fiscal year to the end of the year reported, in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each Named Executive Officer. See “Pension Benefits” and “Potential Payments on Termination or Change in Control – Salary Continuation Agreements” for more information on the salary continuation agreements.

[2][3]	Consists of employer contributions to these individuals’ accounts pursuant to the 401(k) Plan and term life insurance premiums.

Grants of Plan-Based Awards

The following table furnishes information regarding stock options granted to the Named Executive Officers during 2007, which were the only plan-based awards granted to such officers during 2007:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Number of Shares Underlying Options Granted in 2007	Exercise or Base Price[2][5]	Grant Date (123R) Fair Value
		Threshold[24]		Target[24]		Maximum[24]
Thomas E. Vessey	11/13/07 n/a	$	— 90,750	$	— 165,000	$	— 231,000	5,000 —	$22.00 —	$32,000 —
Beth Sanders	11/13/07 n/a		— 36,300		— 66,000		— 92,400	5,000 —	22.00 —	32,000 —
Suzanne Dondanville	11/13/07 n/a		— 36,300		— 66,000		— 92,400	5,000 —	22.00 —	32,000 —
John P. Lang	11/13/07 n/a		— 36,300		— 66,000		— 92,400	5,000 —	22.00 —	32,000 —

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by each of the Named Executive Officers as of December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End26

Name	Number of Shares[27] Underlying Unexercised Options – Exercisable	Number of Shares[27] Underlying Unexercised Options – Unexercisable	Option Exercise Price[27]	Option Expiration Date
Thomas E. Vessey	31,598 6,320 7,523 26,964 3,600 0	0 0 0 6,741 14,400 5,000	$5.38 6.65 9.89 15.16 15.78 22.00	05/28/12 11/01/12 01/23/14 12/17/14 02/15/16 11/13/17

Beth Sanders	17,419 36,496 7,900 4,514 15,408 2,250 0	— — — 3,009 3,852 9,000 5,000	$4.23 5.50 6.65 9.89 15.16 15.78 22.00	01/04/09 09/21/11 11/01/12 01/23/14 12/17/14 02/15/16 11/13/17

Suzanne Dondanville	26,543 6,320 4,514 15,408 2,250 0	— — 3,009 3,852 9,000 5,000	$5.50 6.65 9.89 15.16 15.78 22.00	09/21/11 11/01/12 01/23/14 12/17/14 02/15/16 11/13/17

John P. Lang	9,000 2,250 0	13,500 9,000 5,000	$15.56 15.78 22.00	09/29/15 02/15/16 11/13/17

[2][4]	The methodology for computing the threshold, target and maximum amounts is discussed above under “COMPENSATION DISCUSSION AND ANALYSIS – Annual Incentive Bonuses.”

[2][5]	The exercise price for all options is the fair market value on the date of grant, based on the closing price of the stock on the date of grant.

[2][6]

Each option in the table vests at the rate of 20% per year commencing one year from the date of grant. Options are for terms of ten years and the exercise price is the fair market value of the stock on the date of grant. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

[2][7]	As adjusted to reflect stock dividends and distributions since the date of grant.

Option Exercises and Stock Vested

No options were exercised by the Named Executive Officers during 2007, and the Named Executive Officers did not have any stock awards as of December 31, 2007.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such individual under his or her Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments on Termination or Change in Control – Salary Continuation Agreements.”

Pension Benefits

Name	Plan Name	Number of Years Credited Service[2][8]	Present Value of Accumulated Benefit[2][9]	Payments During Last Fiscal Year
Thomas E. Vessey	Salary Continuation Agreement	5	$352,667	—
Beth Sanders	Salary Continuation Agreement	7	272,722	—
Suzanne Dondanville	Salary Continuation Agreement	6	77,357	—
John P. Lang	Salary Continuation Agreement	2	160,102	—

[2][8]

Years of credited service for each Named Executive Officer vary from the actual years such officer has been employed. Under the relevant salary continuation agreements for Mrs. Sanders and Mrs. Dondanville, calculations of retirement benefits are based on the first plan year beginning with the year in which the agreement was executed, rather than the year each executive officer began her employment. Mrs. Sanders and Mrs. Dondanville have been officers of 1st Centennial Bancorp and/or 1st Centennial Bank for eighteen years and seven years, respectively. In the case of Messrs. Vessey and Lang, the number of years of credited service reflects actual years of service.

[2][9]

Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the Named Executive Officers. Monthly accruals are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2007, we used a 6.5% discount rate.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2007. The benefits which would be triggered in the event of a change in control include: (i) acceleration of unvested stock options; (ii) vesting of benefits under salary continuation agreements; and (iii) for Mrs. Sanders and Mrs. Dondanville, lump sum severance payments under their employment agreements. For the salary continuation and employment agreement benefits to be triggered, the individuals must also be actually or constructively terminated as part of or within one year after the change in control.

If a change in control had occurred on December 31, 2007, the Named Executive Officers would have been entitled to exercise their unvested options with the following values: Mr. Vessey: $103,991; Mrs. Sanders: $95,008; Mrs. Dondanville: $95,008; and Mr. Lang: $109,250. Under their salary continuation agreements, the benefits payable would have been $125,000 per year for fifteen years beginning at age 70 (in 2009) for Mr. Vessey; $89,554 per year for fifteen years beginning at age 65 (in 2017) for Mrs. Sanders; $89,946 per year for fifteen years beginning at age 65 (in 2027) for Mrs. Dondanville; and $100,000 per year for fifteen years beginning at age 65 (in 2012) for Mr. Lang. Mrs. Sanders and Mrs. Dondanville would also have received a lump sum of $180,000 under their employment agreements. However, the combined payments to each individual would have been limited to the amounts allowed as deductible payments under to Section 280G of the Internal Revenue Code.

If any of the Named Executive Officers had been terminated without cause on December 31, 2007, or had left 1st Centennial due to death or disability on that date, they would have been vested in a portion of their retirement benefits under the salary continuation agreements as described below. For termination without cause only, Mrs. Sanders and Mrs. Dondanville would also have received severance compensation under their employment agreements of $180,000, payable over a period of one year. As of December 31, 2007, Mrs. Sanders and Mrs. Dondanville were also 70% and 60% vested, respectively, in the retirement benefits under their salary continuation agreements in the case of voluntary termination. Messrs. Vessey and Lang would not receive any benefits under their salary continuation agreements upon voluntary termination. The material terms of all employment agreements and salary continuation agreements with the Named Executive Officers, including the payments due under the various circumstances described in this paragraph, are described below.

Employment Agreements. 1st Centennial entered into an employment agreement with Mrs. Sanders for a term of three years commencing December 1, 2004, which was extended for an additional year effective December 1, 2007, at an initial base salary of $136,000 per year, with annual increases at the discretion of the Board of Directors. Her employment agreement also provides for discretionary bonuses, reimbursement for business expenses, use of a company owned automobile, and certain insurance benefits. In the event of termination without cause, Mrs. Sanders will continue to receive her base salary for a period of twelve months immediately following the effective date of termination, less any payments received from other employment, plus insurance benefits for a period of 90 days. If Mrs. Sanders’ employment is terminated or constructively terminated in connection with or within one year following a merger or certain changes in control of 1st Centennial, she will be entitled to a lump sum payment equal to twelve months’ worth of her base salary at the time of such termination. As of December 31, 2007, that amount was $180,000.

1st Centennial also entered into an employment agreement with Mrs. Dondanville for a term of three years commencing December 1, 2004, which was extended for an additional year effective December 1, 2007, at an initial base salary of $130,000 per year. The remaining terms of her agreement are identical in all material respects to Mrs. Sanders’ employment agreement as described above, and her annual base salary at December 31, 2007 was also $180,000.

Salary Continuation Agreements. 1st  Centennial entered into a salary continuation agreement with Mr. Vessey in April 2006, as amended in January 2008, which provides an annual benefit for fifteen years upon retirement, subject to certain conditions. The amount of the annual benefit will be between $65,000 and $125,000 per year (increasing in equal increments of $20,000 each year), depending on the age at which he retires between 70 and 73. In the event of death prior to age 70, his beneficiary will receive $65,000 per year for fifteen years, and if between 70 and 73, the same benefit as if he had retired at that age. In the event of a merger or certain changes in control of 1st Centennial, if Mr. Vessey’s employment is terminated or constructively terminated in connection with or within one year following such event, he will receive the same benefits as if he had retired at age 73, but limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code. He would not receive any benefits in the event of termination for cause or voluntary termination. If Mr. Vessey’s employment were terminated without cause or due to disability prior to age 70, he would be entitled to receive, at age 70, annual payments of $19,000 or $40,000 for fifteen years in the event of termination at age 68 or 69, respectively. Had either of these events occurred as of December 31, 2007, he would have been entitled to receive $19,000 per year for fifteen years beginning at age 70 (in 2009).

1st Centennial also entered into a salary continuation agreement with Beth Sanders in 2001 (amended in 2004), providing for an annual benefit of $116,848 per year for fifteen years upon retirement at age 65, subject to certain conditions. The material terms of her agreement are similar to those of Mr. Vessey’s agreement, except that (i) the retirement age is simply 65; (ii) in the event of a merger or change in control, the exact amount of the benefits would depend on the date of the sale, beginning with $75,000 per year at December 31, 2001 and increasing by 3% per year thereafter; and (iii) in the event of termination without cause, disability or voluntary termination she would be entitled to receive, at age 65, the percentage of total retirement benefits which had vested under the salary continuation agreement as of the termination date. Such benefits began to vest at the rate of 10% per year on December 31, 2001. The amounts payable in the event of a change in control as of December 31, 2007 were quantified on page 20 above, and the payments due in the event of termination without cause, disability or voluntary termination as of that same date would be $81,793 for fifteen years beginning at age 65 (in 2017).

1st Centennial also entered into a salary continuation agreement with Mrs. Dondanville in 2002 (amended in 2004), containing the same material terms as Mrs. Sanders’ salary continuation agreement, except that the amount of her annual benefits will be $152,460, and her benefits began to vest on December 31, 2002. The vested amounts in the event of a change in control as of December 31, 2007 were quantified on page 20 above, and the payments due in the event of termination without cause, disability or voluntary termination as of that same date would be $91,476 for fifteen years beginning at age 65 (in 2027).

1st Centennial also entered into a salary continuation agreement with Mr. Lang in April 2006, as amended in January 2008, containing the same material terms as Mr. Vessey’s agreement, except that (i) Mr. Lang’s retirement age is between 65 and 68; (ii) the amount of the annual benefits at retirement at those ages is between $70,000 and $100,000 (increasing in equal increments of $10,000 each year); (iii) in the event of a merger or change in control, the amount of the benefits would be the same as if he had retired at age 68; and (iv) the annual benefit in the event of death prior to age 65 is $70,000. If Mr. Lang’s employment were to end due to disability or termination without cause prior to age 65, he would be entitled to receive, at age 65, annual payments of between $10,000 and $57,000 for fifteen years depending on his age at termination between ages 60 and 64. Had either of these events occurred as of December 31, 2007, he would have been entitled to receive $10,000 per year for fifteen years beginning at age 65 (in 2012).

We accrue monthly for the post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. We also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name 1st Centennial as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse us for our original investments in the policies, as well as for payments we make under the salary continuation agreements. We purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreements. The amounts expensed for the Named Executive Officers for the salary continuation agreements in 2007 (see the Summary Compensation Table in “Summary Executive Compensation Information” above) were largely offset by such tax advantaged income.

Compensation of Directors

During 2007, we paid our non-employee directors a fee of $2,500 per month, except for the Chairman of the Board, who received $4,167 per month and the Chairman of the Audit Committee, who received $2,917 per month. Our directors also participate in the Company’s Stock Incentive Plan and are eligible to receive both non-qualified stock options and restricted stock awards. Options and restricted stock awards vest at the rate of 20% per year beginning one year after the date of grant. Options are for terms of ten years and the exercise price is the fair market value of the stock on the date of grant. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event a director ceases to serve as a director of the Company, with the time period for exercise of the vested portion depending on the reason the service ceases. Restricted stock awards are granted at no cost to the recipient, and the recipients have voting and dividend rights with respect to the shares, but cannot dispose of the shares until they are vested. Any unvested shares of restricted stock are subject to forfeiture in the event the recipient ceases to serve as a director, subject to the right of the Board or the Compensation Committee to waive such forfeiture in its discretion.

Effective July 20, 2007, 1st Centennial entered into Director Deferred Compensation Plan agreements with each of our non-employee directors. These agreements provide for payments of $25,000 per year for ten years to each of the named directors (or their designated beneficiaries) at the earlier of age 73 or after five years from July 20, 2007. The benefits vested immediately upon entry into the agreements, so that such benefits would be paid regardless of whether the individual continued to serve as a director until the payment date, except that the benefits would be forfeited in the event of termination for cause. In all other circumstances, including death, disability, change in control or voluntary cessation of service, the benefits would be paid starting on the same designated payment date described above. 1st Centennial accrues monthly for these post-retirement benefit obligations under the deferred compensation agreements in a systematic and orderly way using an appropriate discount rate. 1st Centennial also purchased additional single premium life insurance policies in 2007 covering the non-employee directors at a total cost of approximately $2.4 million, in part to provide additional tax advantaged income to offset the annual cost of the accruals. These policies name 1st Centennial as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse 1st Centennial for the original investments in the policies, as well as for payments made under the retirement agreements. The aggregate amount accrued on behalf of the non-employee directors in 2007 was $119,842. However, this amount was largely offset by tax advantaged income earned on these additional insurance policies as well as on previously purchased policies.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2007. Compensation paid to Mr. Vessey, the only director who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards[30]	Option Awards[31]	Changes in Pension Value and Non-Qualified Deferred Compensation on Earnings[32]	Total[33]
James R. Appleton	$30,000	$4,050	$16,386	$26,861	$77,297
Bruce J. Bartells	35,004	4,050	16,875	10,934	66,863
Carole H. Beswick	30,000	4,050	16,875	12,801	63,726
Larry Jacinto	30,000	4,050	16,875	11,173	62,098
Ronald J. Jeffrey	30,000	4,050	16,875	11,943	62,868
William A. McCalmon	30,000	4,050	16,875	11,173	62,098
Patrick J. Meyer	50,004	4,050	16,875	11,678	82,607
Stanley C. Weisser	30,000	4,050	16,875	10,478	61,403
Douglas F. Welebir	30,000	4,050	16,875	12,801	63,726

RELATED PARTY TRANSACTIONS

Some of the executive officers and directors of 1st Centennial and the companies with which they are associated have been customers of, and have had banking transactions with, 1st Centennial Bank in the ordinary course of the Bank’s business since January 1, 2007, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on

[30]	As of December 31, 2007, each of the non-employee directors held restricted stock awards covering 2,166 shares.

[31]

Represents the amount expensed under FAS 123R for the fiscal year concerning options granted during 2007 and in prior years. The assumptions used in valuing these option awards are detailed in Note 1 to the consolidated financial statements contained in our Annual Report to Shareholders for 2007. As of December 31, 2007, the non-employee directors held outstanding stock options covering the following numbers of shares: Mr. Appleton: 12,870 shares; Mr. Bartells: 35,162 shares; Mrs. Beswick: 35,162 shares; Mr. Jacinto: 12,870 shares; Mr. Jeffrey: 35,162 shares; Mr. McCalmon: 31,162 shares; Mr. Meyer: 32,662 shares; Mr. Weisser: 26,453 shares; and Mr. Welebir: 35,162 shares. All options granted to non-employee directors vest in increments of 20% per year beginning one year from the date of grant. The numbers of shares of outstanding options vested for each of these individuals as of March 24, 2008 appears in the table on pages 3 and 4 above. During 2007, directors Appleton, Bartells, Beswick, Jacinto, Meyer, McCalmon and Welebir exercised stock options covering 7,957, 4,659, 2409, 5,472, 2,500, 4,000 and 4,659 shares of common stock, respectively, recognizing values of $114,235, $116,660, $59,284, $59,087, $59,056, $70,489 and $116,846, respectively, upon exercise. Information concerning stock options granted to and held by Mr. Vessey, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

[32]

Represents the retirement plan accruals, i.e., the total change from December 31, 2006 to December 31, 2007 in the accrued liability balance established with respect to the benefit obligation associated with the Director Retirement Plan agreement for each non-employee director.

[33]	Does not include the value of medical, dental and vision benefits for certain non-employee directors as the amount of such benefits was less than $10,000 for any individual.

substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has not yet selected our independent registered public accounting firm for the fiscal year ending December 31, 2008, but intends to do so later this year. Hutchinson and Bloodgood LLP (“Hutchinson”) audited our financial statements for the fiscal year ended December 31, 2007, and have been our accountants since inception. It is anticipated that a representative or representatives of Hutchinson will be present at the Meeting and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by Hutchinson for the fiscal years ended December 31, 2007 and 2006, were as follows:

	2007		2006
Audit fees	$135,773		$138,000
Audit related fees	35,000	[34]	50,000	[34]
Tax fees	18,140		15,518
All other fees	34,710	[35]	18,986	[35]

Total	$223,623		$222,504

None of the fees paid to Hutchinson during 2007 or 2006 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Hutchinson.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2009 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 19, 2008 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2009 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 5, 2009. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

[34]

Consisted of reviewing documentation relating to the Company’s internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act, and the audit of such internal control over financial reporting.

[35]

For 2007, consisted of $19,000 for Information Technology review, $5,710 for management consulting, and $10,000 for an audit of our 401(k) Plan. For 2006, consisted of $16,000 for Information Technology review and $2,986 for management consulting.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holder to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 18, 2008	1ST CENTENNIAL BANCORP

/s/ Thomas E. Vessey
Thomas E. Vessey President and Chief Executive Officer

A COPY OF OUR 2007 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF OUR ANNUAL REPORT TO SHAREHOLDERS, WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO BETH SANDERS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF 1ST CENTENNIAL BANCORP, AT 218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373.

REVOCABLE PROXY—1st CENTENNIAL BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 22, 2008

The undersigned shareholder(s) of 1 st Centennial Bancorp (“1st Centennial”) hereby nominates, constitutes and appoints Carole H. Beswick, Larry Jacinto and Stanley C. Weisser and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of 1st Centennial which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 1st Centennial to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Thursday, May 22, 2008 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES.

1.	Election of Directors. Authority to elect the following ten (10) persons to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified: James R. Appleton, Bruce J. Bartells, Carole H. Beswick, Larry Jacinto, Ronald J. Jeffrey, William A. McCalmon, Patrick J. Meyer, Thomas E. Vessey, Stanley C. Weisser and Douglas F. Welebir.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) listed below.

2.

To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of 1st Centennial or its Board of Directors at the Meeting.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Non-Voting Items Change of Address – Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting	☐

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All join owners should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within this box.	Signature 2 –Please keep signature within this box.